Exhibit 99.1

Investor Relations Contact: Hawk Associates, Inc. Julie Marshall and Frank Hawkins Phone: 305- 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com

2320 NW 66th COURT

GAINESVILLE, FL 32653

PHONE: 352-377-1140

FAX: 352-378-2617

Exactech Signs License Agreement for Cartilage Repair

Technology, Patent Rights

Developer of orthopaedic bone and joint restoration implants launches technology platform for advancing treatment and repair of cartilage in the knee joint

GAINESVILLE, Fla. — March 4, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today its Taiwanese subsidiary, Exactech Taiwan, has entered into an exclusive license agreement with the Industrial Technology Research Institute (ITRI) and the National Taiwan University Hospital (NTUH) for the rights to technology and patents related to the repair of cartilage lesions.

Using this technology platform, Exactech plans to launch a cartilage repair program that will include a device and method for the treatment and repair of cartilage in the knee joint. It is expected that the project will require Exactech to complete human clinical trials under the guidance of the FDA in order to obtain pre-market approval for the device in the United States.

Exactech’s Chief Technology Officer, Dr. Steve Lin, said, “The cartilage repair implant technology was developed under the cooperation of ITRI and NTUH. The cooperative team was led by Professor Ching-Chuan Jiang, M.D., Ph.D., Chairman of the Department of Orthopaedic Surgery of the National Taiwan University Hospital in collaboration with Dr. Chun-Jen Liao Ph.D., the lead researcher of biomaterial applications of the Biomedical Engineering Research Laboratories at ITRI. Exactech will complete the development of the cartilage repair implant technology with the goal to begin human clinical trials within two years. We look forward to reporting more details on the company’s entry into cartilage repair as the project is transferred from ITRI and NTUH, and the development program gets underway.”

Exactech Biologics Division General Manager Bruce Thompson said, “We have made a long-term commitment to finding biologic solutions for joint restoration. We are continuously looking for innovative technology focused on improving patient outcomes through treatments that restore the human anatomy and reverse the progression of orthopaedic disease. This technology license agreement allows Exactech to enter a field of treatment that is on the frontier of orthopaedics. The synergy between this orthobiologic treatment and our other joint restoration products is significant.”

The agreement terms include a license fee based on the achievement of specific regulatory milestones and a sales-based royalty arrangement once regulatory clearances are

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established. Planned expenditures for these fees were included in previously-released financial estimates by the company.

About NTUH

Founded in 1895, the National Taiwan University Hospital is the most historical and important medical institute in Taiwan. The majority of physicians in the country have been trained in this hospital. The present chairman of the Department of Orthopaedic Surgery, Dr. Ching-Chuan Jiang, M.D, Ph.D., has studied in the Hospital for Special Surgery in New York, and is now the Director of the Cartilage Research Group of the NTUH. Additional information can be found at http://ntuh.mc.ntu.edu.tw/english/html/about/index.htm.

About ITRI

The Industrial Technology Research Institute is the largest non-profit R/D organization in Taiwan. ITRI was founded in 1973 by the Ministry of Economic Affairs, Taiwan, to develop globally competitive and forward-looking technologies to meet industrial needs, to strengthen industrial competitiveness, and to enhance the economic growth of Taiwan. Additional information can be found at

http://www.itri.org.tw.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at

http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at

http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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